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EXHIBIT 21.1

SUBSIDIARIES OF HORMEL FOODS CORPORATION

The Company owns the indicated percentage of the issued and outstanding stock of the following corporations:

Name of Subsidiary	State or Country of Incorporation	Ownership Percentage
Hormel Financial Services Corporation	Minnesota	100%
Jennie-O Turkey Store, Inc.	Minnesota	100%
Hormel Foods, LLC	Minnesota	100%
Hormel Foods International Corporation	Delaware	100%
Hormel HealthLabs, Inc.	Minnesota	100%
Vista International Packaging, Inc.	Wisconsin	100%
Dan's Prize, Inc.	Minnesota	100%
Mountain Prairie, LLC	Colorado	100%
PH, Inc.	Minnesota	100%
Fort Dodge Foods, Inc.	Iowa	100%
Rochelle Foods, Inc.	Illinois	100%
Logistic Services Incorporated	Iowa	100%
Creative Contract Packaging Corp.	Illinois	100%
Dold Foods, Inc.	Kansas	100%
Stagg Foods, Inc.	California	100%
Osceola Foods, Inc.	Iowa	100%
Melting Pot Foods, Inc.	Minnesota	100%
Park Ten Foods, Ltd.	Texas	100%
West Central Turkeys, Inc.	Minnesota	100%
Heartland Foods Co.	Minnesota	100%
JJOTS, LLC	Minnesota	100%
Beijing Hormel Foods Co. Ltd.	China	76%
Shanghai Hormel Foods Co. Ltd.	China	79%
Campoco, Inc.	Minnesota	100%
Hormel Netherlands B.V.	Netherlands	100%
Hormel Foods Australia Pty Limited	Australia	100%
Hormel Spain SRL	Spain	100%
Dubuque Foods, Inc.	Minnesota	100%
Hormel Canada, Ltd.	Canada	100%
Park Ten MN, LLC	Minnesota	100%
Park Ten TX, LLC	Minnesota	100%
Diamond Crystal Brands, Inc.	Delaware	100%
Precept Foods, LLC	Delaware	51%

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EXHIBIT 21.1 SUBSIDIARIES OF HORMEL FOODS CORPORATION